EXHIBIT 10.47

VECTRA BANK REVOLVING CREDIT & TERM LOAN AGREEMENT

REVOLVING CREDIT AND TERM LOAN AGREEMENT

THIS REVOLVING CREDIT AND TERM LOAN AGREEMENT (“Agreement”) is entered into as of October 16, 2002, by and among VECTRA BANK COLORADO, NATIONAL ASSOCIATION (“Bank”), and ACT TELECONFERENCING, INC., a Colorado corporation (“Borrower”), and ACT VIDEOCONFERENCING INC., a Minnesota corporation, and ACT TELECONFERENCING SERVICES, INC., a Minnesota corporation (collectively, the “Guarantors”).

This Agreement is made with respect to the following facts:

A. Bank and Borrower wish to enter into this Agreement, which provides for a revolving line of credit to Borrower for working capital purposes and a term loan to finance the purchase of business assets.

B. The Bank is willing to provide this financing for the purposes and on the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the covenants and conditions, representations and warranties, and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by all parties hereto, Borrower and Bank hereby promise and agree as follows:

SECTION 1

DEFINITIONS

The following capitalized terms, when used in this Loan Agreement, shall have the meanings set forth below (such meanings to be applicable, except to the extent otherwise indicated in a definition of a particular term, both to the singular and the plural of the terms defined):

1.1    “Advances” shall mean disbursements under the Line pursuant to the terms of this Loan Agreement.

1.2    “Affiliate” when used with reference to any Person, (a) each Person that, directly or indirectly, controls, is controlled by or is under common control with, the Person referred to, (b) each Person which beneficially owns or holds, directly or indirectly, five percent (5%) or more of the fully diluted shares of the Person referred to (or if the Person referred to is not a corporation, five percent (5%) or more of the equity interest therein), (c) each Person, five percent (5%) or more of the voting stock (or if such Person is not a corporation, five percent (5%) or more of the equity interest therein) of which is beneficially owned or held, directly or indirectly, by the Person referred to, and (d) each of the Person’s officers, directors, joint venturers and partners. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly, of the power to direct or cause the direction of the management and policies of the Person in question.

1.3    “Agreement” or “Loan Agreement” shall mean this Revolving Credit and Term Loan Agreement, as the same may be modified, amended, extended, supplemented or restated.

1.4    “Authorized Officer” shall mean the following officers: (i) with respect to Borrower, Gerald D. Van Eeckhout; (ii) with respect to ACT Teleconferencing Services, Inc., Gerald D. Van Eeckhout; and (iii) with respect to ACT Videoconferencing Inc., Gerald D. Van Eeckhout. The term “Authorized Officer” shall further include any other officer(s) of Borrower and Guarantors as certified by Borrower or Guarantors, respectively, to the Bank for purpose of making certifications, including requests for Advances required by this Loan Agreement.

1.5    “Bank” shall mean Vectra Bank Colorado, National Association, its successors and assigns and participants, if any, in the Line or Term Loan.

1.6    “Borrower” shall mean ACT TELECONFERENCING, INC., a Colorado corporation, its permitted successors or assigns.

1.7    “Borrowing Base” shall mean eighty percent (80%) of Eligible Accounts.

1.8    “Borrowing Base Certificate” means a certificate showing the calculation of the Borrowing Base executed by the Authorized Officer of Borrower in the form attached hereto as Exhibit B.

1.9    “Business Day” shall mean a day on which the main office of the Bank is fully open for business.

1.10    “Closing Date” shall’ mean the Business Day selected by Borrower and Bank for the closing of the Loans. Bank shall have no obligation to close under this Agreement until and unless all conditions precedent to such closing have been satisfied.

1.11    “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.12    “Collateral” shall mean, individually or collectively, the property and interests owned by Borrower and encumbered by the Loan Documents in connection with the Loans, whether owned by the Borrower at the time of the Closing of the Loans or subsequent hereto, all of which is described and intended to be encumbered by the Loan Documents, and as more fully described in Section 4.1 of this Agreement.

1.13    “Commitment Amount” shall mean an amount equal to $2,000,000.00.

1.14    “Commitment Expiration Date” shall mean September 30, 2003, unless extended by written agreement between Borrower and Bank prior to that date; provided, however, that Bank may accelerate the Commitment Expiration Date at any time provided in Section 2.4 or SECTION 11 or otherwise as provided for in this Agreement.

1.15    “Compliance Certificate” shall mean a certificate demonstrating Borrower’s compliance with the Financial Covenants set forth in this Agreement, executed by the Authorized Officer of Borrower.

1.16    “Draw Request” shall mean a request for an Advance in the form attached as Exhibit A.

1.17    “Eligible Accounts” shall mean all accounts receivable arising in the ordinary course of Borrower’s and Guarantor’s business, excluding (a) any account for which no invoice has been sent or delivered to the account debtor; (b) any account which is unpaid more than ninety (90) days after the original invoice date; (c) any account or part thereof which is disputed, or against which any defense, counterclaim or right of setoff has been threatened or asserted, or upon which the account creditor’s right to payment is contingent upon any matter whatsoever, including retainage, or any contra account; (d) any account of a person or entity which controls or is controlled by or is under common control with the account creditor or any account of an employee of the account creditor (any such person, entity or employee being an “affiliate”); (e) all accounts of any account debtor if 10% or more of the total amount owed the account creditor by such account debtor is ninety (90) days or more past due; and (f) all accounts of any account debtor if Bank reasonably believes such accounts to be of doubtful collateral value due to the lack of creditworthiness or financial condition of the account debtor; (g) any account in which the Bank does not have a perfected, first priority security interest; (h) any portion of an account arising pursuant to finance or other service charges; and (i) all accounts of any foreign account debtor.

1.18    “Event of Default” shall mean the occurrence of any of the events or conditions described in SECTION 11.

1.19    “Fees” shall mean, collectively, the Line Fee, the Term Loan Fee, and the Unused Commitment Fee.

1.20    “Financial Covenants” shall have the meaning set forth in SECTION 8.

1.21    “GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in any other statements by any other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of any date of determination.

1.22    “Guarantors” shall mean, collectively, ACT Videoconferencing Inc., a Minnesota corporation, and ACT Teleconferencing Services, Inc., a Minnesota corporation.

1.23    “Governmental Entity” shall mean any federal, state, or local governmental or quasi-governmental entity, agency, board, commission or organization having jurisdiction over any Collateral or Person relevant to this Agreement.

1.24    “Governmental Requirements” shall mean all laws, statutes, codes, ordinances, and governmental rules, regulations and requirements applicable to Borrower, Guarantors, Bank and/or any Collateral.

1.25    “Indebtedness” shall mean the outstanding principal balance, from time to time, and at any time, advanced under the Notes and the terms of this Agreement, together with any and all interest accrued but unpaid, and other charges due and owing under the Notes, this Agreement and the Loan Documents.

1.26    “Line” shall mean the revolving line of credit made by Bank to Borrower pursuant to the terms of this Agreement.

1.27    “Line Fee” shall have the meaning set forth in Section 2.10.

1.28    “Line Interest Rate” shall have the meaning set forth in Section 2.5(a).

1.29    “Line Maturity Date” shall mean September 30, 2003, unless sooner accelerated as permitted in this Agreement.

1.30    “Line Note” shall mean the Revolving Promissory Note of even date herewith in the stated amount of $2,000,000.00, made by the Borrower to the order of the Bank, as the same may be modified, amended, extended, replaced, or restated.

1.31    “Loan Documents” shall mean all documents and instruments executed and delivered in connection with, and evidencing and securing the Loans.

1.32    “Loan Quarter” shall mean each period of three (3) consecutive calendar months, ending on March 31, June 30, September 30 and December 31, respectively.

1.33    “Loans” shall mean, collectively, the Line and the Term Loan.

1.34    “Notes” shall mean, collectively, the Line Note and the Term Note.

1.35    “Obligations” shall mean Borrower’s obligations in respect of the due and punctual payment of principal and interest on the Notes when and as due, whether by acceleration or otherwise, and all Fees, expenses, indemnities, reimbursements and other obligations of Borrower under this Agreement or any other Loan Document, in all cases whether now existing or hereafter arising or incurred.

1.36    “Person” shall mean any natural person, corporation, limited liability company, partnership, joint venture, firm, association, trust, unincorporated organization, government or governmental agency or political subdivision or any other entity, whether acting in an individual, fiduciary or other capacity.

1.37    “Prime Rate” shall mean the base commercial lending rate established and published daily by the Wall Street Journal. When a range of rates is published, the higher of the rates will be used (the “Index”). If the Index becomes unavailable during the term of the Loan, the Bank may designate a substitute Index after notice to Borrower. The Prime Rate is not necessarily the lowest rate charged to Bank’s customers and Bank may make loans at, above or below this stated Index rate.

1.38    “Regulatory Change” shall mean any change after the Closing Date in federal, state or foreign laws or regulations or the adoption or making after that date of any interpretations, directives or requests applying to a class of banks including Bank under any federal, state or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

1.39    “Related Entity” shall mean, as to any Person, any corporation, partnership, joint venture, limited liability company, trust, or other legal entity in which the Person owns or controls, directly or indirectly, (a) either ten percent (10%) or more of the issued and outstanding shares of capital stock or ten percent (10%) or more of the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such entity (irrespective of whether or not at the time capital stock of any other class or classes of such entity shall or might have voting power upon the occurrence of any contingency) or (b) a ten percent (10%) or greater interest in any partnership, joint venture or other entity, whether such interest is an interest in the capital, profits, losses or distributions of such partnership, joint venture or other entity.

1.40    “Revolving Commitment” shall mean the obligation of Bank to make Advances to Borrower in an aggregate principal amount outstanding at any time not to exceed the Commitment Amount upon the terms and subject to the conditions and limitations of this Agreement.

1.41    “Security Documents” shall mean the security agreements, pledge agreements, UCC-1 Financing Statements and other documents which secure the Obligations and all amendments thereto and supplements thereof.

1.42    “Subsidiary” shall mean a corporation, partnership, joint venture or other entity in which Borrower, one or more of its Affiliates, one or more other Subsidiaries, or any combination of the foregoing own, directly or indirectly, (a) either fifty percent (50%) or more of the issued and outstanding shares of capital stock or fifty percent (50%) or more of the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such entity (irrespective of whether or not at the time capital stock of any other class or classes of such entity shall or might have voting power upon the occurrence of any contingency) or (b) a fifty percent (50%) or greater interest in any partnership, joint venture or other entity, whether such interest is an interest in the capital, profits, losses or distributions of such partnership, joint venture or other entity.

1.43    “Term Loan” shall mean the term loan made by Bank to Borrower pursuant to the terms of this Agreement.

1.44    “Term Loan Fee” shall have the meaning set forth in Section 3.7.

1.45    “Term Loan Interest Rate” shall have the meaning set forth in Section 3.3(a).

1.46    “Term Loan Maturity Date” shall mean October 16, 2005, unless sooner accelerated pursuant to the terms of this Agreement.

1.47    “Term Note” shall mean the Term Promissory Note of even date herewith in the stated amount of $2,500,000.00, made by the Borrower to the order of the Bank, as the same may be modified, amended, extended, replaced, or restated.

1.48    “UCC-1 Financing Statement” shall mean a UCC-1 financing statement in form and substance satisfactory to the Bank.

1.49    “Unmatured Event of Default” shall mean an event or condition that, after the giving of notice, failure to cure within the applicable cure period, or both, would constitute an Event of Default.

1.50    “Unused Commitment Fee” shall have the meaning set forth in Section 2.10(b) hereof.

1.51    “Accounting Terms and Calculations:” Except as may be expressly provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAIP.

1.52    Computation of Time Periods. In this Agreement, in the computation of a period of time from a specified date to a later specified date, unless otherwise stated the word “from” means “from and including” and the word “to” or “until” each means “to but excluding”.

1.53    Other Definitional Terms. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Sections, Exhibits, schedules and like references are to this Agreement unless otherwise expressly provided. The words “include”, includes” and “including” shall be deemed to be followed by the phrase “without limitation.”

SECTION 2

REVOLVING LINE; REPAYMENTS; ADVANCES

2.1    Commitment. Subject to and in accordance with the provisions of this Agreement, Bank agrees to make Advances of the Line, and Borrower may draw upon and borrow, in the manner and upon the terms and conditions expressed in this Agreement, amounts, that shall not exceed in the aggregate, at any one time, the lesser of (i) then current Borrowing Base, or (ii) the outstanding Commitment Amount. All amounts hereafter advanced or accruing, including, without limitation, any amounts (including principal amounts) advanced or outstanding hereunder in excess of the Commitment Amount, shall be outstanding under the Line hereunder and shall be evidenced and secured by the Loan Documents. Borrower shall immediately make principal and other payments required so that the outstanding principal balance of the Line does not exceed the lesser of the Borrowing Base or the Commitment Amount, as they may exist from time to time.

2.2    Revolving Credit. The Line shall be a revolving credit, against which Advances may be made to Borrower, repaid by Borrower and additional Advances made to Borrower, subject to the limitations contained in this Agreement, provided that Bank shall have no obligation to make any Advance that would cause the outstanding principal balance of the Line to exceed the lesser of the Commitment Amount or the Borrowing Base, as each may exist from time to time.

2.3    The Line Note. The Line is evidenced by the Line Note. All funds advanced under this Agreement shall be evidenced by and repayable in accordance with the Line Note and this Agreement.

2.4    Expiration Date of Commitment: Extension of Line.

(a) Expiration. The Bank shall be committed to advance funds under this Agreement. Bank’s obligation to approve Advances shall expire on the Commitment Expiration Date.

(b) Commitment Expiration Date. The Commitment Expiration Date shall occur upon any of the following events: (i) the occurrence of the scheduled Commitment Expiration Date described in Section 1.14, without extension by written agreement between Borrower and Bank; (ii) the acceleration of the Commitment Expiration Date (whether or not previously extended) pursuant to the Bank’s remedies set forth in SECTION 11 below; or (iii) the acceleration of the Commitment Expiration Date (whether or not previously extended) as a consequence of breach of the Financial Covenants which is not cured within the applicable cure period. The Bank may accelerate the Commitment Expiration Date if, as and when expressly provided in this Agreement and the Loan Documents.

2.5    Line Interest Rate: Usury.

(a) Line Interest Rate. The outstanding principal balance of the Line shall bear interest at a rate equal to one and one-quarter percent (1.25%) in excess of the Prime Rate (“Line Interest Rate”), except to the extent that the Default Rate (defined in Section 2.10(b) below) may apply. The Line Interest Rate shall change from time to time on the effective date of, and in conformity with, changes in the Prime Rate. Changes in the Line Interest Rate shall be effective without prior notice to Borrower. Line Interest shall be calculated on a three hundred sixty (360) day year, for the actual number of days in the period for which interest is charged. Thus, interest payable for a thirty-one (31) day calendar month shall be computed by multiplying the outstanding principal balance of the Line by the Line Interest Rate and then multiplying the result by a fraction, the numerator of which is thirty-one (31) days and the denominator of which is three hundred sixty (360) days.

(b) Limitations on Interest. All agreements between Borrower or Guarantors and Bank, whether now existing or hereafter arising and whether written or oral, are expressly limited so that in no contingency or event whatsoever, whether by acceleration of the maturity of the Line or otherwise, shall the amount paid or agreed to be paid to Bank for the use, forbearance or detention of the money to be loaned hereunder or otherwise, or for the performance or payment of any covenant or obligation contained herein or in any other Loan Document, exceed the maximum amount permissible under Colorado law. If, from any circumstances whatsoever, fulfillment of any provision hereof or of any such other Loan Document, at the time performance of such provision shall be due, shall exceed the limit of validity prescribed by law, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and, if from any such circumstance, Bank shall ever receive anything of value which is deemed to be interest by Colorado law which would exceed interest at the highest lawful rate, an amount equal to any excessive interest shall be applied to the reduction of the principal amount of the Line or on account of any other principal indebtedness of Borrower to Bank and to the payment of interest thereon or, if such excessive interest exceeds the unpaid balance of principal of the Line and such other indebtedness, such excess shall be refunded to Borrower. All sums paid or agreed to be paid to Bank for the use, forbearance or detention of the Line shall, to the extent permitted by Colorado law, be amortized, prorated, allocated and spread throughout the full term of the Line until payment in full, so that the rate of interest on account of such indebtedness is uniform throughout the term thereof. The terms and provisions of this Section 2.5(b) shall control every provision of all agreements between Borrower or Guarantors and Bank.

2.6    Payments. Accrued interest on the outstanding principal balance of the Line, as it may exist from time to time, shall be due and payable monthly on the sixteenth (16d1) day of each month, for the immediately preceding calendar month. The first payment on the Line shall be due November 16, 2002. In addition, Borrower shall make payments of principal at the times and in the manner provided in this Agreement and, if no time period is specifically provided, within three (3) Business Days after notice from Bank, so that the outstanding principal balance of the Line at no time exceeds the lesser of the Commitment Amount or the Borrowing Base, as it may exist from time to time.

2.7    Time and Place of Payments. Payments required under this Line shall be made in cash or other good funds immediately available at the offices of Bank at 2000 5. Colorado Boulevard, Suite 2-1200, Denver, Colorado 80222, or any other address specified in writing to the Borrower, prior to 1:00 p.m., Denver, Colorado, time, on the date due. Payments received after said time shall be deemed received on the next Business Day. If any payment date falls on any day that is not a Business Day, such payment date shall be extended to the next Business Day.

2.8    Prepayment: Application of Payments.

(a) Prepayment. Borrower may prepay the entire outstanding Indebtedness of Borrower to Bank under the Line at any time without penalty; provided, however, that any prepayment of principal in connection with a reduction in the Commitment Amount, in whole or in part, shall include interest accrued but unpaid on the amount prepaid.

(b) Application of Payments. All sums received by Bank under the Line from whatever source shall be applied (i) when no Unmatured Event of Default or Event of Default has occurred and is continuing, for the specific purpose for which it was remitted under this Loan Agreement and otherwise to the principal balance of the Line; and (ii) after the occurrence of an Unmatured Event of Default or Event of Default, and while such Unmatured Event of Default or Event of Default continues, to fees, charges, interest or principal under the Line, in such manner and order as Bank may direct, in its sole and absolute discretion.

(c) Mandatory Prepayments. Borrower shall make prepayments of principal on the Line within three (3) Business Days after demand by Bank if the total amount of outstanding Advances exceeds the lesser of the Borrowing Base or the Commitment Amount, in an amount equal to such excess.

2.9    Other Loans Discretionary. Borrower acknowledges that Bank is not obligated to lend money to Borrower, except in accordance with the provisions of this Agreement or other written agreements in effect from time to time between Bank and Borrower.

2.10    Fees.

(a) Line Fee. Borrower shall pay Bank, at closing, a fee equal to $20,000.00 (the “Line Fee”) for the Line. The Line Fee shall be payable and deemed fully earned by Bank upon the execution of this Agreement.

(b) Unused Commitment Fee. Borrower shall pay the Bank an unused commitment fee equal to the average daily Commitment Amount in effect during the immediately preceding calendar quarter (or portion thereof), minus the daily average amount of the Line Balance during the immediately preceding calendar quarter (or portion thereof), multiplied by (ii) the product of: (y) one-quarter of one percent (.25%), and (z) a fraction, the numerator of which is the number of days in the applicable calculation period and the denominator of which is 360 (the “Unused Commitment Fee”). The Unused Commitment Fee shall be payable on a quarterly basis in arrears on the last Business Day of each Loan Quarter.

(c) Default Rate and Late Charges. After the occurrence of an Event of Default, the Indebtedness outstanding on the Line shall bear interest at the rate of five percent (5%) per annum above the Line Interest Rate, adjusted from time to time on the effective date of, and in conformity with, changes in the Prime Rate (“Default Rate”). In addition, Borrower shall pay, if charged by Bank, a late charge of five percent (5%) of (i) any interest installment, (ii) any principal payment, and (iii) any other charges under this Agreement not paid in full on or before the expiration of the cure period described in Section 10.1 (“Late Charge”).

2.11    Borrower’s Accounts. Borrower shall maintain with Bank, during the term of the Line, its primary operating account, through which Line funds shall be advanced, repaid and readvanced, from time to time, in accordance with the terms and provisions of this Agreement.

2.12    Requirements for Advances. Every request for an Advance shall be accompanied by the following:

(a) a Draw Request in the form of Exhibit A

(b) if requested by Bank, a certification by an Authorized Officer, on behalf of Borrower: (i) that neither an Unmatured Event of Default nor an Event of Default exists; and (ii) that the outstanding principal balance of the Line after the requested Advance will not exceed the Commitment Amount.

2.13    Conditions Precedent to the Making of All Advances. The obligations of Bank to make each Advance are subject to the satisfaction of each and every of the following additional conditions:

(a) Draw Request. Bank shall have received a timely Draw Request under Section 2.12.

(b) Regulatory Change. There shall not have been any Regulatory Change after the date hereof which would render the transactions contemplated hereby unlawful.

(c) No Default. No Unmatured Event of Default shall have occurred and be continuing or will exist upon making the requested Advance.

(d) Representations and Warranties. All representations and warranties set forth in SECTION 5 of this Agreement shall be true and correct in all material respects as though made on and as of the date of the Advance or Bank has approved any exceptions to or changes in such representations or warranties arising after the date hereof.

(e) Payment of Fees. Bank shall have received all fees and other amounts due and payable by Borrower, including any due and payable Unused Commitment Fee.

(f) Compliance. Borrower shall have performed and complied in all material respects with all agreements, terms and conditions contained in this Agreement required to be performed or complied with by Borrower prior to or on the date of each Advance.

2.14    Filing of Bankruptcy by Borrower. Borrower acknowledges and agrees that in the event of the filing by or against Borrower of any proceeding under the federal bankruptcy laws now or hereafter existing or any other similar statute now or hereafter in effect, or the appointment of a receiver, trustee, custodian or conservator of all or any part of the assets of Borrower, Bank shall have no obligation to continue to make Advances under the Line. Borrower further acknowledges and agrees that Advances are financial accommodations pursuant to Title 11 U.S.C. Section 365.

SECTION 3

TERM LOAN; REPAYMENT

3.1    Commitment. Subject to and in accordance with the provisions of this Agreement and the Loan Documents, Bank agrees to loan Borrower $2,500,000.00 (the “Term Loan”). The Term Loan is a non-revolving, single advance, loan which may not be reborrowed after being repaid, in whole or in part.

3.2    The Term Note. The Term Loan is evidenced by the Term Note. All funds advanced on the Term Loan under this Agreement shall be evidenced by and repayable in accordance with the Term Note and this Agreement.

3.3    Term Loan Interest Rate: Usury.

(a) Term Loan Interest Rate. The outstanding principal balance of the Term Loan shall bear interest at the rate of seven percent (7.00%) per annum (“Term Loan Interest Rate”).

(b) Limitations on Term Loan Interest. All agreements between Borrower or Guarantors and Bank, whether now existing or hereafter arising and whether written or oral, are expressly limited so that in no contingency or event whatsoever, whether by acceleration of the maturity of the Term Loan or otherwise, shall the amount paid or agreed to be paid to Bank for the use, forbearance or detention of the money to be loaned hereunder or otherwise, or for the performance or payment of any covenant or obligation contained herein or in any other Loan Document, exceed the maximum amount permissible under Colorado law. If, from any circumstances whatsoever, fulfillment of any provision hereof or of any such other Loan Document, at the time performance of such provision shall be due, shall exceed the limit of validity prescribed by law, then, ipso facto , the obligation to be fulfilled shall be reduced to the limit of such validity, and, if from any such circumstance, Bank shall ever receive anything of value which is deemed to be interest by Colorado law which would exceed interest at the highest lawful rate, an amount equal to any excessive interest shall be applied to the reduction of the principal amount of the Term Loan or on account of any other principal indebtedness of Borrower to Bank and to the payment of interest thereon or, if such excessive interest exceeds the unpaid balance of principal of the Term Loan and such other indebtedness, such excess shall be refunded to Borrower. All sums paid or agreed to be paid to Bank for the use, forbearance or detention of the Term Loan shall, to the extent permitted by Colorado law, be amortized, prorated, allocated and spread throughout the full term of the Term Loan until payment in full, so that the rate of interest on account of such indebtedness is uniform throughout the term thereof. The terms and provisions of this Section 3.3(b) shall control every provision of all agreements between Borrower or Guarantors and Bank.

3.4    Payments. A payment of interest only on the unpaid principal balance of this Note shall be due and payable in advance on the date hereof in an amount equal to interest accrued from and including the date hereof through November 16, 2002. Borrower shall make monthly installment payments of sixty-nine thousand four hundred forty four and 44/100 Dollars ($69,444.44) of principal plus interest on the sixteenth (16th) day of November, 2002 and on the same day of each succeeding month through and including the Term Loan Maturity Date, on which date all unpaid principal and interest, together with any other sums due under the terms of Term Note shall be due and payable.

3.5    Time and Place of Payments. Payments required under the Term Loan shall be made in cash or other good funds immediately available at the offices of Bank at 2000 S. Colorado Boulevard, Denver, Colorado 80222, or any other address specified in writing to the Borrower, prior to 1:00 p.m., Denver, Colorado, time, on the date due. Payments received after said time shall be deemed received on the next Business Day. If any payment date falls on any day that is not a Business Day, such payment date shall be extended to the next Business Day.

3.6    Prepayment: Application of Payments. Borrower may prepay the outstanding Indebtedness of Borrower to Bank under the Term Loan at any time, in whole or in part, without any prepayment penalty or premium.

3.7    Term Loan Fee. Borrower shall pay Bank, at closing, a fee of $25,000.00 (the “Term Loan Fee”) in consideration of Bank making the Term Loan. The Term Loan Fee shall be payable and deemed fully earned by Bank upon the execution of this Agreement.

3.8    Default Rate and Late Charges. After the occurrence of an Event of Default, the Indebtedness outstanding on the Term Loan shall thereafter bear interest at five percent (5%) per annum above the Term Loan Interest Rate (“Term Loan Default Rate”). In addition, Borrower shall pay, if charged by Bank, a late charge of two percent (5%) of (i)any interest installment, (ii) ally principal payment, and (iii) any other charges under this Loan Agreement not paid in full on or before the expiration of the cure period described in Section 10.1 (“Late Charge”).

SECTION 4

COLLATERAL

4.1    Collateral. The repayment of all of Borrower’s indebtedness to Bank shall be secured by first priority (except as may be agreed to by Bank prior to the date hereot) security interests (the “Security Interests”) in all accounts, general intangibles, inventory and equipment (all such terms having the meanings given them in the Colorado Uniform Commercial Code) now owned or hereafter acquired by Borrower and Guarantors and in all proceeds thereof. The Security Interests shall be created and perfected by security agreements, UCC-1 Financing Statements, assignments and any other collateral documents deemed necessary or advisable by Bank in its sole discretion, each in form satisfactory to Bank, duly executed by Borrower and Guarantors. Hereafter, Borrower and Guarantors shall from time to time execute and deliver to Bank such other documents in form and substance satisfactory to Bank, and perform such other acts, as Bank may reasonably request, to perfect and maintain valid Security Interests in the Collateral. In addition, Borrower hereby grants to Bank a security interest in all Borrower’s deposit accounts at Bank to secure all obligations of Borrower to Bank now or hereafter arising.

SECTION 5

REPRESENTATIONS AND WARRANTIES

To induce Bank to enter into this Agreement, to extend the Revolving Commitment and to make Advances hereunder and to make the Term Loan, Borrower and Guarantor, represent and warrant to Bank as of the date hereof, and as of each date on which Borrower receives any Advance, except as hereinafter expressly provided, and unless Borrower and Guarantor have notified Bank, in writing, prior to or simultaneously with its submission of any Draw Request of any change in the facts covered thereby:

5.1    Borrower Organization. Borrower is a Colorado corporation, duly organized and incorporated and validly existing and in good standing under the laws of its state of organization, is qualified to do business in, and is in good standing under the laws of, each state in which it carries on business, and has all requisite corporate power and authority to carry on its business as now conducted, to enter into, deliver and perform this Agreement and the other Loan Documents, to make and deliver the Notes and to perform its obligations under each Loan Document to which the Borrower is a party. Borrower holds all certificates of authority, licenses and permits necessary to carry on its business as presently conducted (a) in each jurisdiction in which Collateral owned by it is located, and (b) in each other jurisdiction in which it is carrying on such business, except where the failure to hold such certificates, licenses or permits would not have a material adverse effect on the business, operations, property, assets or condition, financial or otherwise, of the Borrower.

5.2    Borrower Authorization and Validity. The execution, delivery and performance by the Borrower of each of the Loan Documents to which it is a party have been duly authorized by all necessary corporate action by the Borrower, and this Agreement constitutes, and the Line Note, the Term Note and such other Loan Documents constitute, or when executed will constitute, the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, subject to limitations as to enforceability which might result from bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and subject to limitations on the availability of equitable remedies.

5.3    Guarantor Organization. Each Guarantor is a Minnesota corporation, duly organized and incorporated and validly existing and in good standing under the laws of the State of Minnesota, each is qualified to do business in, and is in good standing under the laws of, the state or states in which each carries on business, and each Guarantor has all requisite corporate power and authority to carry on its business as now conducted, to enter into, deliver and perform this Agreement and the other Loan Documents to which the Guarantor is a party. Each Guarantor holds all certificates of authority, licenses and permits necessary to carry on its business as presently conducted in each jurisdiction in which it is carrying on such business, except where the failure to hold such certificates, licenses or permits would not have a material adverse effect on the business, operations, property, assets or condition, financial or otherwise, of the Guarantor.

5.4    Guarantor Authorization and Validity. The execution, delivery and performance by each Guarantor of each of the Loan Documents to which it is a party have been duly authorized by all necessary corporate action by such Guarantor, and each Loan Document to which a Guarantor is a party constitutes the legal, valid and binding obligations of such Guarantor, enforceable against the Guarantor in accordance with its respective terms, subject to limitations as to enforceability which might result from bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and subject to limitations on the availability of equitable remedies.

5.5    No Violation of Other Agreements: No Default. The execution, delivery and performance by the Borrower and Guarantors, as applicable, of the Loan Documents will not (a) violate any provision of any Governmental Regulation or any order, writ, judgment, injunction, decree, determination or award of any court, governmental agency or arbitrator presently in effect having applicability to the Borrower or (3uarantors, (b) violate or contravene any provision of the Articles of Incorporation or Bylaws of the Borrower or Guarantors, or (c) result in a breach of, or constitute an event of default under, any indenture, deed of trust, mortgage, loan or credit agreement, note or any other agreement, lease or instrument to which the Borrower or Guarantors is a party or by which it or any of its properties may be bound or result in the creation of any lien or security interest thereunder. Neither the Borrower nor the Guarantors is in default under or in violation of any such Governmental Requirement, order, writ, judgment, injunction, decree, determination or award or any such indenture, loan or credit agreement (other than indentures, loans or credit agreements which are nonrecourse to the debtor as to principal and interest) or other agreement, lease or instrument in any case in which the consequences of such default or violation could have a material adverse effect on the business, operations, properties, assets or condition (financial or otherwise) of the Borrower or Guarantors.

5.6    Government Consents. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any Governmental Entity is required on the part of either the Borrower or Guarantors to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, the Loan Documents, except for any necessary filing or recordation of or with respect to any of the Security Documents.

5.7    Borrower and Guarantor Financial Statements and Condition. The financial statements of the Borrower and Guarantors delivered to the Bank in connection with this transaction fairly present the financial condition of the Borrower and Guarantors as of the date of such statements. As of the dates of such financial statements, the Borrower or either Guarantor had no material obligation, contingent liability, liability for taxes or long-term lease obligation which is not reflected in such financial statements or in the notes thereto. Since the date of such financial statements, there has been no material adverse change in the financial condition of the Borrower or the Guarantors.

5.8    Borrower Litigation. Except as disclosed on Exhibit D attached hereto and hereby made a part hereof, there are no actions, suits or proceedings pending or, to the knowledge of Borrower or Guarantors, threatened against or affecting Borrower or Guarantors or any of their properties before any court or arbitrator, or any governmental department, board, agency or other instrumentality which, if determined adversely to the Borrower or Guarantors, would have a material adverse effect on the business, operations, property or condition (financial or otherwise) of the Borrower or Guarantors or on the ability of Borrower or Guarantors to perform their respective obligations under the Loan Documents to which they are a party.

5.9    Capitalization of Borrower. All of the common stock heretofore issued by Borrower and Guarantors is validly issued.

5.10    No Subsidiaries. There are no Subsidiaries or other subsidiaries owned directly or indirectly by Borrower, other than those identified in Exhibit E attached hereto and incorporated herein by reference.

5.11    Accuracy of Information. All reports, inventories, schedules, statements, verifications and other information provided by Borrower and Guarantors to Bank pursuant to this Agreement shall, to the best of Borrower’s and Guarantors’ knowledge and belief, be true, accurate, complete and correct in all material respects as of the dates same are provided to Bank. Borrower and Guarantors agree to promptly notify Bank in the event that any of such documentation or information is later discovered by Borrower or Guarantors to be materially inaccurate.

5.12    Solvency. The. fair value of Borrower’s assets is greater than its debts, and the fair value of Borrower’s assets will continue to be greater than its debts after the transactions contemplated in the Loan Documents.

5.13    Good Faith. Bankruptcy. This Agreement is executed in good faith by Borrower and Guarantors and is not given or intended to hinder, delay or defraud any creditor or to contravene any of the bankruptcy laws of the United States (11 U.S.C. Section 101 et seq.), or any other applicable laws. As of the date of the execution of this Loan Agreement, neither Borrower nor either Guarantor is the subject of a pending bankruptcy case. Borrower and Guarantors are not aware of any threatened bankruptcy case, nor are Borrower or Guarantors presently intending to file such a case.

5.14    Environmental. Health and Safety Laws. Neither Borrower nor Guarantors have received notice of or have actual knowledge of any violation by Borrower or Guarantors of any applicable Governmental Requirement or order of any government, governmental department, board, agency or other instrumentality relating to environmental, pollution, health or safety matters which will or threatens to impose a material liability on Borrower or Guarantors or which would require a material expenditure by Borrower or Guarantors to cure. Neither Borrower nor Guarantors have received any notice to the effect that any part of Borrower’s operations or properties is not in material compliance with any such Governmental Requirement or any order or notice that it or its property is the subject of any governmental investigation evaluating whether any remedial action is needed to respond to any release of any Hazardous Substance into the environment, which non-compliance or remedial action could reasonably be expected to have a material adverse effect on the business, operations, properties, assets or condition (financial or otherwise) of Borrower or Guarantors.

5.15    Federal Reserve Regulations. Neither Guarantors nor Borrower is engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U of the Board). The value of all margin stock owned by Guarantors and by Borrower does not constitute more than twenty-five percent (25%) of the value of the assets of the Guarantors or Borrower.

5.16    Taxes. Borrower and Guarantors have filed all federal, state and local tax returns required to be filed and has paid or made provision (as required by GAAP) for the payment of all taxes due and payable pursuant to such returns and pursuant to any assessments made against it or any of its property and all other taxes, fees and other charges imposed on it or any of its property by any governmental authority (other than taxes, fees or charges the applicability, amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Borrower or Guarantors). No tax liens have been filed and no material claims are being asserted with respect to any such taxes, fees or charges. The charges, accruals and reserves on the books of the Borrower and Guarantors in respect of taxes and other governmental charges are adequate, and Borrower and Guarantors know of no proposed material tax assessment against it or any basis therefor.

5.17    Trademarks. Patents. The Borrower possesses or has the right to use all of the patents, trademarks, trade names, service marks and copyrights, and applications therefor, and all technology, know-how, processes, methods and designs used in or necessary for the conduct of its business, without known conflict with the rights of others.

5.18    Representations and Warranties Continuing. Each request by Borrower for an Advance shall constitute an affirmation on the part of Borrower that the representations and warranties contained in this SECTION 5 are true and correct as of the time of such request as to itself and Guarantors except as otherwise previously disclosed to Bank in a notice. All representations and warranties made in this Agreement shall be continuing so long as Bank has any commitment to lend to Borrower hereunder and until the Loans and all Indebtedness of Borrower to Bank under this Agreement have been paid in full and all of Borrower’s Obligations under this Agreement have been fully discharged.

SECTION 6

AFFIRMATIVE COVENANTS

Borrower covenants and agrees with Bank as follows:

6.1    Payment of Taxes and Claims. To promptly file all tax returns and reports ~. which are required by law to be filed by it and pay promptly all lawful taxes and assessments imposed upon Borrower or Borrower’s assets, including without limitation federal, state and local employee benefits and taxes, income taxes, sales or use taxes, general and special assessments; to pay promptly all claims for labor and materials furnished with respect to any property of the Borrower and to prevent the filing of liens therefor; provided, however, that Borrower need not pay any such tax or claim so long as the validity thereof is being contested in good faith and provision for the payment thereof is made in form and manner satisfactory to Bank, and as long as Borrower’s title to its property is not materially adversely affected, its use of such property in the ordinary course of its business is not materially interfered with.

6.2    Inspections - Books and Records. To permit the duly authorized agents of Bank at any reasonable time to enter upon and inspect the books and records of Borrower during normal business hours.

6.3    Inspections. To permit the duly authorized agents of Bank, no less frequently than once in every twelve (12) month period, to conduct an examination, appraisal, or other inspection of the Collateral. Borrower and Guarantors shall reasonably cooperate with Bank, make such Collateral reasonably available to Bank for such examinations, and pay upon demand such reasonable fees and costs Bank may incur in conducting the examinations, appraisals, or other inspections.

6.4    Headquarters. Borrower shall maintain its headquarters in the State of Colorado.

6.5    Notice to Bank. To advise Bank promptly of any Unmatured Event of Default, Event of Default or any notices by any lien or other claimant received by Borrower or Guarantors affecting title to Borrower’s property.

6.6    Complying with the Loan Documents and Other Documents. To comply with and perform all of its agreements and obligations under the Loan Documents, and under all other contracts and agreements to which Borrower is a party and all Governmental Requirements relating to the ownership, occupancy, use, development, construction or management of Borrower’s property (unless Borrower’s obligation to comply therewith is being contested by Borrower in good faith, with due diligence and in compliance with all applicable requirements, if any, relating to such contests set forth in the Loan Documents).

6.7    Existence. To maintain its corporate existence in good standing under the laws of its jurisdiction of formation and its qualification to transact business in each jurisdiction where failure to qualify would permanently preclude Borrower from enforcing its rights with respect to any material asset or would expose Borrower to any material liability.

6.8    Compliance. To comply with all Governmental Requirements and all orders, writs, judgments, injunctions, decrees or awards to which it may be subject; provided, however, that failure to comply shall not be a breach of this covenant if such failure does not relate to any Collateral and does not have, or is not reasonably expected to have, a materially adverse effect on the properties, business, prospects or condition (financial or otherwise) of the Borrower or Guarantors, and Borrower or Guarantors are acting in good faith and with reasonable dispatch to cure such noncompliance.

6.9    Notice of Litigation. To give prompt written notice to Bank of the commencement of any action, suit or proceeding before any court or arbitrator or any governmental department, board, agency or other instrumentality affecting it or its property or to which it is a party, stating the nature and status of such action, suit or proceeding, if the potential liability that is not covered by insurance in any such action, suit or proceeding could reasonably be expected to exceed $100,000.00.

6.10    Notices ofDefault. To give Bank prompt written notice upon the occurrence of any event which constitutes an Unmatured Event of Default or an Event of Default hereunder.

6.11    Lockbox. To establish, pursuant to separate written service agreement between Borrower and Bank, a lockbox into which Borrower shall direct all payments from all present and future account debtors of Borrower. Borrower shall pay Banks regular and customary fee for such lockbox service.

SECTION 7

NEGATIVE COVENANTS

Borrower and Guarantors covenant and agree with Bank as follows:

7.1    Organizational Matters. Borrower shall not change its form or suffer its life or ‘— power to expire or become impaired.

7.2    No Assignment. Borrower shall not assign this Agreement, any of the Loan Documents or any interest in disbursements or Advances to be made hereunder. Any attempted assignment shall be void and shall constitute an Event of Default under the Loan Documents.

7.3    Sales. Mergers, and other Fundamental Changes. Except as may be permitted by the Bank in its reasonable discretion, Borrower and Guarantors shall not cause, suffer or permit, voluntarily or involuntarily, Borrower or Guarantors, or a Subsidiary of either to enter into or offer or agree to: (a) any sale, lease, sublease, assignment, transfer, conveyance, exchange, spin off or other disposition of, individually or in a series of related transactions, assets or properties of Borrower or its Subsidiary except in the ordinary course of business; or (b) any purchase or other acquisition by Borrower or any of its Subsidiaries of all or substantially all of the business, property or assets of, or equity interest in, any person or entity.

7.4    Nature of Business. Borrower and Guarantors shall not cause, suffer or permit itself or any Subsidiary to enter into or offer or agree to enter into one or more businesses or investments other than audio, video, data and internet conferencing services and related businesses, without bank’s prior written consent.

7.5    Guarantees. Borrower and Guarantors shall not guarantee, directly or indirectly, the debt of any entity other than Borrower or a Subsidiary without the prior consent of the Bank, which consent shall not be unreasonably withheld.

7.6    Merger. Borrower shall not merge or consolidate or enter into any analogous reorganization or transaction with any Person, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution).

7.7    Negative Pledges. Borrower and Guarantors shall not enter into any agreement, bond, note or other instrument with or for the benefit of any Person other than Bank which would prohibit Borrower from granting, or otherwise limit the ability of Borrower to grant, to Bank any lien on any Collateral.

7.8    Secured Indebtedness. Borrower or Guarantors shall not directly or indirectly make, create, incur, assume or permit to exist any assignment, pledge, mortgage, security interest or other lien or encumbrance of any nature in, to or against the Collateral, other than the lien created by the Security Documents or such liens or encumbrances as are expressly permitted by Bank.

7.9    Loan Proceeds. Borrower shall not use any part of the proceeds of the Loans or any Advance directly or indirectly, and whether immediately, incidentally or ultimately, (a) to purchase or carry margin stock (as defined in Regulation U of the Board) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose, or (b) for any purpose which entails a violation of, or which is inconsistent with, the provisions of Regulations G, U or X of the Board.

SECTION 8

FINANCIAL COVENANTS

8.1    Special Definitions. In this Article, the following terms shall have the following meanings as to any Person:

(a) Adjusted Debt to Net Worth Ratio shall be the quotient of dividing (a) Liabilities less Subordinated Indebtedness by (b) the difference of (i) the sum of Net Worth plus Subordinated Indebtedness and (ii) Intangible Assets.

(b) Assets. Shall have the meaning given such term in accordance with GAAP.

(c) Capital Expenditure. Shall mean an expenditure for an Asset that must be depreciated or amortized under GAAP, for goodwill, or for any Asset that under GAAP must be treated as a capital asset. The term “Capital Expenditure” shall exclude fixed Assets (a) acquired in any acquisition, and (b) which are financed through a Capital Lease or through purchase money Indebtedness.

(d) Capital Lease. Shall mean any lease that has been or should be capitalized under GAAP.

(e) Debt Service Coverage Ratio. Shall mean, for any period of calculation, the quotient of dividing (a) EBITDA by (b) Mandatory Debt Retirement and Interest Payments.

(f) EBITDA. Shall mean, for any period of calculation, an amount equal to the sum of (i) Net Income, (ii) federal, state and local income tax expense, (iii) Interest Expense, (iv) losses on the sale or other disposition of assets, (v) depreciation, (vi) amortization, and (vii) extraordinary losses, minus (a) gains on the sale or other disposition of assets outside of the ordinary course of business, and (b) extraordinary gains, each calculated for such period.

(g) Indebtedness. Shall mean, as to any Person at any particular date, any contractual obligation enforceable against such Person (i) to repay borrowed money; (ii) to pay the deferred purchase price of property or services; (iii) with respect to which there is any security interest in any property of such Person; (iv) to make any payment or contribution to a Multi-Employer Plan; (v) that is evidenced by a note, bond, debenture or similar instrument; and (vi) under any conditional sale agreement or title retention agreement.

(h) Indirect Obligation. Shall mean, as to any Person, (a) any guaranty by such Person of any obligation of another Person; (b) any security interest in any property of such Person that secures any obligation of another person; (c) any enforceable contractual requirement that such person (i) purchase an obligation of another Person or any property that is security for such obligation; (ii) advance or contribute funds to another Person for the payment of an obligation of such other Person or to maintain the working capital, net worth or solvency of such other Person as required in any documents evidencing an obligation of such other Person; (iii) purchase property, securities or services from another person for the purpose of assuring the beneficiary of any obligation of such other Person that such other Person has the ability to timely pay or discharge such obligation; (iv) grant a security interest in any property of such Person to secure any obligation of another Person; or (v) otherwise assure or hold hannless the beneficiary of any obligation of another Person against loss in respect thereof; and (d) any other contractual requirement enforceable against such person that has the same substantive effect as any of the foregoing. The term “Indirect Obligation” does not, however, include the endorsement by a Person of instruments for deposit or collection in the ordinary course of business or the liability of a general partner of a partnership for obligations of such partnership. The amount of any Indirect Obligation of a Person shall be deemed to be the stated or detenninable amount of the obligation in respect to which such Indirect Obligation is made or, if not stated or determinable, the maximum reasonable anticipated liability in respect thereof as determined by such Person in good faith.

(i) Intangible Assets. Means: (a) patents, copyrights, trademarks, tradenames, franchise, license agreements, goodwill, and other similar intangibles; (b) unamortized debt discount and expenses; and (c) fixed assets to the extent of any write-up in the book value thereof resulting from a revaluation effective after the date of this Loan Agreement.

(j) Interest Expense. Means, for any period of calculation, all interest, whether paid in cash or accrued as a liability, without duplication, on Indebtedness or Indirect Obligations of any Person during such period.

(k) Liabilities. Shall have the meaning given that term in accordance with GAAP.

(1) Mandatory Debt Retirement. Shall mean, at any date of determination, the sum of all mandatory payments of principal due during the period of twelve (12) months from the date of determination.

(m) Mandatory Debt Retirement and Interest Payments. Shall mean, at any date of determination, the sum of all mandatory payments of principal and interest due during the period of twelve (12) months from the date of determination.

(n) Net Income. Shall have the meaning given that term in accordance with GAAP.

(o) Net Worth. Means, as of any date, total Assets of the Person as determined in accordance with GAAP, minus Liabilities.

(p) Senior Indebtedness. Shall mean any Indebtedness of Borrower that is not Subordinated Indebtedness.

(o) Subordinated Indebtedness. Shall mean as of any date, any Indebtedness of Borrower that is expressly subordinated to the Indebtedness owed by Borrower to the Bank.

8.2    Borrower’s Financial Covenants. Until the Loans and all indebtedness hereunder have been paid in full and all Obligations hereunder have been fully discharged, Borrower covenants and agrees as follows:

(a) Debt Service Coverage Ratio. Debt Service Coverage Ratio, as determined quarterly on a rolling four (4) Loan Quarter basis (“Senior Cash Flow Coverage Ratio”), shall not fall below 1.5:1. The initial determination shall be made for the Loan Quarter ending December 31, 2002. For such initial Loan Quarter ending December 31, 2002, the determination shall be based on the two Loan Quarters ending September 30, 2002 and December 31, 2002. Commencing with the Loan Quarter ending June 30, 2003, the Debt Service Coverage Ratio shall not fall below 1.75:1.

(b) Minimum Net Worth. Borrower shall not cause, suffer or permit Borrower’s Net Worth to fall below $30,000,000.00 (“Minimum Net Worth”). Such Minimum Net Worth requirement shall increase each Loan Quarter, commencing with the Loan Quarter ending March 31, 2003, an amount equal to 50% of Borrower’s quarterly Net Income for the previous Loan Quarter. In the event that Net Income shall be negative for any Loan Quarter, Borrower’s Minimum Net Worth requirement shall remain unchanged.

(c) Adjusted Debt to Net Worth Ratio. Borrower shall not cause, suffer or permit Borrower’s Adjusted Debt to Net Worth Ratio to exceed 1.5:1.

(d) Maximum Capital Expenditures. Borrower shall not incur a Capital Expenditure in excess of $3,000,000 per annum without the prior written consent of the Bank.

(e) Investment Account. Borrower shall maintain its primary operating, cash management and investment accounts with Bank.

8.3    Financial Statements and Other Reports. Borrower and Guarantors shall cause the following to be delivered to Bank:

(a) Audited Annual Statements. Within ninety (90) days after the end of each fiscal year of the Borrower, annual audited financial statements of Borrower, prepared on a consolidated basis, showing the financial condition of Borrower as of the close of such fiscal year and the results of its operations during such year, all the foregoing financial statements to be audited by independent accountants reasonably acceptable to Bank and to include the statement of such independent accountants that such financial statements present fairly the financial position and results of operations of the Borrower, and have been prepared in accordance with GAAP, together with Borrower’s income and expense projections for the current fiscal year.

(b) Monthly Statements. Within forty-five (45) days after the end of each Loan Quarter, balance sheets and statements of income, showing the financial condition and results of operations of Borrower as of the end of each such Loan Quarter and for the then elapsed portion of the fiscal year, prepared in accordance with GAAP consistently applied, in each case subject to normal year-end adjustments.

(c) Tax Returns. Within ten (10) days of filing, a copy of Borrower’s federal and state income tax returns, with all exhibits, schedules and addenda.

(d) Accounts Receivable Aging. Within fifteen (15) days after the end of each month, a report of Borrower’s accounts receivable, in form and substance satisfactory to Bank.

(e) Unbilled Accounts Receivable. Within fifteen (15) days after the end of each month, a report of Borrower’s unbilled accounts receivable, in form and substance satisfactory to Bank.

(f) Borrowing Base Certificate. As soon as available, and in any event within fifteen (15) days after the end of each month, a Borrowing Base Certificate in the form of Exhibit B.

(g) Compliance Certificate. Within forty-five (45) days after the end of each Loan Quarter, a Compliance Certificate in the form of Exhibit C.

(h) Other Information. From time to time, with reasonable promptness, such further information regarding the business, operations, properties or financial condition of Borrower and Guarantors as Bank may reasonably request.

SECTION 9

REQUIREMENTS OF CLOSING

9.1    Closing Documents. On or before the Closing Date, Borrower shall deliver to Bank, or obtain the delivery to Bank of the following items, all in form and substance satisfactory to Bank in its reasonable discretion, at the expense of Borrower:

(a) This Agreement, duly executed by Bank, Borrower and Guarantors;

(b) The Notes, duly executed by Borrower and Guarantors;

(c) The Security Documents, duly executed by Bank, Borrower and Guarantors;

(d) A Deposit Account Agreement executed by Borrower and Bank;

(e) The Entity Documents described in Section 9.3;

(f) The legal opinions of Borrower’s counsel described in Section 9.4;

(g) A Subordination and Standstill Agreement executed by David Holden, Leonard Walter Holden and Rondal Neil Holden;

(h) A Subordination and Standstill Agreement executed by Sirrom Capital Corporation and Equitas, L.P.;

(i) Resolutions and authorizations of Borrower, satisfactory to Bank, authorizing the Loans;

(j) Current certified financial information for Borrower and Guarantors;

(k) The Line Fee and Term Loan Fee;

(1) Such other documents and information as Bank may reasonably require.

9.2    Loan Expenses. Borrower shall be solely responsible for all costs and expenses of Bank, if any, in connection with the preparation, execution and delivery of this Loan Agreement and the other Loan Documents, and, subsequently, with respect to any modification, amendment, extension, restatement or other transaction related thereto, including, but not limited to, documentary and other taxes, recording costs and expenses, lockbox fees, copying, mailing, long distance telephone and reasonable attorneys fees of Bank, surveys, premiums for Title Policies and endorsements thereto, insurance premiums and license and permit fees. Borrower shall indemnify and hold harmless Bank from and against any and all costs, losses, liabilities and expenses arising in connection with any of the foregoing and shall reimburse Bank for the same or pay directly the same on or before the fifteenth (15th) Business Day after receipt of any statement rendered by Bank to Borrower with respect thereto; provided, however, that such fees and costs incurred prior to the Closing Date shall be payable on the Closing Date. Borrower hereby acknowledges that, if any such amounts are not timely paid, Bank, at Bank’s option, may use proceeds of the Loans or make Advances under the Line Loan to satisfy any or all of such costs, expenses and fees.

9.3    Entity Documents. On or before the Closing Date, Borrower and Guarantor, respectively, shall provide Bank with the following information with respect to each:

(a) Certificate of good standing from the corporation’s state of incorporation and the State of Colorado;

(b) Resolution of the Board of Directors authorizing it to enter into this Loan Agreement and to execute and deliver the Loan Documents to be delivered by it and designating certain named persons to execute the documents on its behalf, certified by its corporate secretary or assistant secretary;

(c) Incumbency certificate for the corporation’s officers, certified by its corporate secretary or assistant secretary;

(d) Articles of Incorporation and Bylaws, and any amendments certified by its corporate secretary or assistant secretary; and

(e) Such other documents as Bank may reasonably request.

9.4    Legal Opinion of Borrower’s and Guarantors’ Counsel. On or before the Closing Date, Borrower and Guarantors’ shall supply Bank with an opinion of counsel, in form and content satisfactory to Bank, stating that (a) counsel has reviewed the Loan Documents; (b) Borrower and Guarantors have the authority to enter into this transaction and all actions required for such authorization have been duly and validly taken; (c) all Loan Documents executed by Borrower and Guarantors are valid and binding obligations of Borrower and Guarantor, respectively, fully enforceable in accordance with their respective terms, under all applicable laws, subject to customary qualifications and assumptions acceptable to the Bank; (d) Borrower and Guarantors are duly organized, existing, and in good standing under the laws of the jurisdictions in which each is incorporated and have duly qualified to transact business in all states in which it transacts business or its property is located, except where the failure to be so qualified would not have a material adverse effect on the business, operations, property, assets or condition, financial or otherwise, of the Borrower or the Guarantors, respectively; and (e) any other matters reasonably requested by Bank, if any.

SECTION 10

EVENTS OF DEFAULT

The occurrence of any of the following events or conditions shall constitute an Event of Default by Borrower under this Loan Agreement and under all other Loan Documents:

10.1    Non-Payment. The non-payment of any installment of principal, interest or other amount due under this Agreement when due, or the nonpayment of any amounts due under the Loans on the date the unpaid principal balance of the Loans become fully due and payable.

10.2    Cross-Default. The occurrence of a default not cured within any applicable cure period under the terms of any material indebtedness of Borrower or its Subsidiaries to the Bank other than the Loans.

10.3    Financial Condition. Borrower or Guarantors shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by Borrower or Guarantors seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee, or other similar official for it or for any substantial and material part of its property; or Borrower or Guarantors shall take any action to authorize any of the actions set forth above in this Section 10.3.

10.4    Involuntary Bankruptcy. The commencement of a proceeding against Borrower or Guarantors seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee, or other similar official for it or for any substantial part of its property that is not stayed or dismissed within ninety (90) days after receipt by Borrower or Guarantors of written notice thereof.

10.5    Breach of Warranty. Any representation or warranty made by Borrower or Guarantors in this Loan Agreement or the other Loan Documents or in any certificate delivered to Bank pursuant to any of the Loan Documents shall have been false or misleading in any material respect and (a) shall have been known to be such at the time made; or (b) Borrower or Guarantors shall fail to so inform Bank as soon as reasonably possible after Borrower or Guarantors learns of the false or misleading nature of such representation or warranty; or (c) Bank shall have delivered to Borrower or Guarantors written notice that an Event of Default has been declared based on such false or misleading representation or warranty. The failure of Bank to declare an Event of Default with respect to any false or misleading representation or warranty shall not constitute a waiver of Bank’s right to declare an Event of Default with respect to any other false or misleading representation or warranty.

10.6    Financial Reporting. Borrower or Guarantors shall fail to deliver to the Bank the financial reports described in Section 8.3 on or before the dates specified for delivery of such reports.

10.7    Financial Covenant Default. Borrower shall fail to comply with the financial covenants contained in SECTION 8 hereof or in the Bank’s judgment, reasonably exercised, the overall financial condition of Borrower or Guarantors or the total value of the security for the Loans is affected in a material adverse manner (“Financial Covenants”).

10.8    Other Default. Borrower fails to comply with any covenant or agreement contained in this Loan Agreement, or in any other Loan Document (other than those events described in Sections 10.1 through 10.7) and such failure or breach remains uncured beyond the applicable cure period provided with respect to the covenant or agreement, if any.

SECTION 11

BANK’S RIGHTS AND REMEDIES

Upon the occurrence of an Unmatured Event of Default or an Event of Default, as specified, and subject to the specific provisions of Section 11.3, Bank may exercise any or all of the following rights and remedies:

11.1    Terminate Advances. Bank may refuse to make further Advances under this Agreement upon the occurrence of any Unmatured Event of Default or Event of Default after notice to Borrower of such Unmatured Event of Default or Event of Default; provided, however, that Bank will not refuse to make further Advances as a consequence of an Unmatured Event of Default so long as Borrower is diligently pursuing cure of the Unmatured Event of Default pursuant to a proposed cure which has received the Bank’s written approval and the time period for cure under this Agreement has not expired. If an Unmatured Event of Default occurs, Bank shall have the right to cease honoring Advance requests and funding Advances under the Note, with or without declaring an Event of Default, and, without declaring an Event of Default, even if the permitted grace periods have expired.

11.2    Accelerate Indebtedness. Upon the occurrence of an Event of Default, any outstanding Indebtedness of Borrower to Bank under the Loan Documents, together with all accrued interest thereon and all other sums payable in connection therewith, may be declared immediately due and payable by written notice from Bank to Borrower, without presentment, demand, protest or other requirements of any kind (other than such written notice), all of which are hereby expressly waived by Borrower.

11.3    Automatic Acceleration. Should there occur an Unmatured Event of Default which would, with the giving of notice, the passage of time, or both, constitute an Event of Default hereunder and if a petition under the United States Bankruptcy Code thereafter is filed by or against Borrower while such event remains uncured, all obligations hereunder shall be automatically accelerated and due and payable and the default rate of interest provided for herein shall automatically apply as of the date of the first occurrence of the event which would, with the giving of notice, the passage of time, or both, constitute an Event of Default, without any notice, demand or action of any type on the part of Bank (including any action evidencing the acceleration or imposition of the default rate of interest). The fact that the Bank has, prior to the filing of the voluntary petition under the United States Bankruptcy Code, acted in a manner which is inconsistent with the acceleration and imposition of the default rate of interest provided for in the Note, shall not constitute a waiver of this Section 11.3 or estop Bank from asserting or enforcing Bank’s rights hereunder.

11.4    Accelerate Commitment Expiration Date. Upon the occurrence of an Event of Default, the Bank shall be entitled to accelerate the then-effective Commitment Expiration Date to the date specified by written notice from the Bank to Borrower.

11.5    Rights. Remedies. Powers. Each and every right, remedy and power granted to Bank under the Loan Documents shall be cumulative and in addition to every other right, remedy or power herein specifically granted or now or hereafter existing in equity, at law, by statute or otherwise and may be exercised by Bank from time to time, concurrently or independently, and as often and in such order as Bank may deem expedient. No failure or delay on the part of Bank in exercising any such right, remedy or power, and no abandonment or discontinuance of steps to enforce the same, shall operate as a waiver thereof or affect Bank’s right thereafter to exercise the same or any other exercise of such right, remedy or power. In the event Bank shall have proceeded to enforce any such right, remedy or power and such proceeding shall have been determined adyersely to Bank, then in each such event Borrower, Guarantors and Bank shall be restored to their former positions, taking into account such adverse determination, and all other rights, remedies and powers of Bank shall continue as if no such proceedings had been taken.

11.6    Other Rights. Bank may exercise any right contained in any Loan Document and any rights and remedies permitted by law or in equity.

11.7    Proof of Sums Due on Any Note. In any action or proceeding brought by Bank to collect the sums owed under the Note, a certificate signed by an officer of Bank setting forth the unpaid balances of principal, and any accrued interest, default interest, attorneys’ fees and late charges owed shall be prima facie evidence of the accuracy of the same and shall be admissible in evidence for the purpose of establishing the truth of what it asserts.

11.8    Costs and Expenses. Borrower and Guarantors shall pay all costs and expenses, including, without limitation, costs of title searches and title policy commitments, appraisals, environmental audits, foreclosure certificates, uniform commercial code searches, court costs and reasonable attorneys’ fees of Bank incurred in enforcing payment and performance of the Loans and the other indebtedness and obligations of Borrower under the Loan Documents or in exercising the rights and remedies of Bank under the Loan Documents or in the negotiation or documentation of any further material amendment or modifications of the Loan Documents. All such costs and expenses shall be secured by the Loan Documents. Borrower shall indemnify and hold harmless Bank from and against any and all costs, losses, liabilities and expenses arising in connection with any of the foregoing and shall reimburse Bank for the same upon demand.

11.9    Participation. Bank shall have the right, without the consent of the Borrower, to sell participations to one or more other lenders (a “Participant”) in or to all or a portion of its rights and obligations under the Loans and the Loan Documents; provided, however, that (i) Bank’s obligations under this Agreement (including without limitation its Revolving Commitment to Borrower hereunder) shall remain unchanged, (ii) Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrower shall continue to deal solely and directly with the Bank in connection with Bank’s rights and obligations under this Agreement and with regard to any and all payments to be made under this Agreement, and (iv) the holder of any such participation shall not be entitled to voting rights under this Agreement or the other Loan Documents (but such holder may contract with the Bank selling such Participant its interest in Bank’s share of the Loans as to voting of Bank’s interest), provided that any such agreement by Bank shall bind only such Participant and Bank alone and not Borrower, the other Participants or the Bank as administrative agent).

11.10    Information. Borrower and Guarantors acknowledge and agree that the Bank may provide to any Participant originals or copies of this Agreement, any other Loan Document and any other documents, instruments, certificates, opinions, insurance policies, letters of credit, reports, requisitions and other materials and information of every nature or description, and may communicate all oral information, at any time submitted by or on behalf of Borrower or Guarantors or received by the Bank in connection with the Loans or with respect to Borrower or Guarantors, provided that prior to any such delivery or communication, such Participants shall agree to preserve the confidentiality of any of the foregoing to the same extent that the Bank agreed to preserve such confidentiality. In order to facilitate sales to Participants, Borrower shall execute such further documents, instruments or agreements as the Bank may reasonably require; provided, that Borrower shall not be required (i) to execute any document or agreement which would materially decrease its rights, or materially increase its obligations, relative to those set forth in this Agreement or any of the other Loan Documents (including financial obligations, personal recourse, representations and warranties and reporting requirements), or (ii) to expend more than incidental sums of money or incidental administrative time for which it does not receive reasonable reimbursement in order to comply with any requests or requirements of the Bank in connection with such assignment or sale arrangement. In addition, Borrower agrees to cooperate fully with Bank in the exercise of Banks’ rights pursuant to this Section including providing such information and documentation regarding Borrower as any potential Participant may reasonably request and to meet with potential Participants.

SECTION 12

OTHER TERMS AND CONDITIONS

12.1    Legal Representation. Bank shall have the right to commence or to appear in or to defend any actions or proceedings affecting or purporting to affect the rights or duties of Bank under the Loan Documents. Borrower shall promptly pay all costs and expenses including, without limitation, reasonable attorneys’ fees, incurred by Bank in exercising its rights under this Section 12.1 subject to the limitations specified in Section 12.5.

12.2    Governing Law: Submission to Jurisdiction. This Loan Agreement, the Notes and any and all other Loan Documents shall be governed by and construed in accordance with the law of the State of Colorado. Each of Bank, Borrower and Guarantors hereby consent to the exercise of jurisdiction over it by any federal court sitting in Colorado or any Colorado District Court in the Denver, Colorado, metropolitan area selected by Bank, for the purposes of any and all legal proceedings arising out of or relating to the Loans, this Loan Agreement and all other Loan Documents. Each of Bank, Borrower and Guarantors irrevocably waive, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any such proceeding brought in any such court, any claim based on the consolidation of proceedings in such courts in which proper venue may lie in divergent jurisdictions, and any claim that any such proceeding brought in any such court has been brought in an inconvenient forum.

12.3    Bank’s Rights Optional. Wherever in the Loan Documents Bank is authorized or given the right to take any action, Bank may exercise or refrain from exercising such right at its sole option and shall not be obligated to exercise such right. Bank shall not be liable for any failure to exercise any such right or for any delay in exercising any such right.

12.4    Modification. Waiver. Consent. Failure to Exercise. No modification or waiver of any provision of this Loan Agreement or any Loan Document, and no consent to any departure by Borrower therefrom, shall be effective or binding Bank unless the same is made in writing and signed by Bank. Any such modification, waiver or consent made in writing by Bank shall be effective only in the specific instance and for the specific purpose given, and no such waiver, modification or consent shall be a waiver, modification or consent for any other purpose, or for the same purpose in any other instance. No notice to or demand on Borrower not specifically required of Bank under any Loan Document shall entitle Borrower to any other or further notice or demand in the same, similar or other circumstances. No failure by Bank to exercise any right or remedy under any circumstance shall impair the right of Bank to the exercise of such right or remedy or any other right or remedy in that circumstance or in any other circumstance. No Advance made under this Agreement and no other continued performance by Bank hereunder shall constitute a waiver of (a) any of the conditions to Bank’s obligations to make further Advances or otherwise continue its performance, (b)any right of Bank to suspend its performance, or (c) any right or remedy available to Bank. If Borrower is unable to satisfy any such condition, no waiver of such condition shall have the effect of precluding Bank from thereafter declaring a subsequent similar inability to be an Uninatured Event of Default or an Event of Default, as the case may be.

12.5    Indemnification. Borrower and Guarantors shall indemnify and hold Bank harmless from and against all claims, costs, expenses, actions, suits, proceedings, losses, damages and liabilities of any kind whatsoever, including but not limited to reasonable attorneys fees and expenses, arising out of any matter relating, directly or indirectly, to the Loans, to the ownership or sale of the Collateral, whether resulting from internal disputes of Borrower, disputes between Borrower, Guarantors and/or any Affiliate or Related Entity, or whether involving other third persons or entities, including, without limitation, construction contractors, or out of any other matter whatsoever related to this Agreement, the Loan Documents, or any property encumbered thereby, including, without limitation, mechanic’s liens, nonpayment of taxes and construction defects, but excluding any claim or liability which arises out of any regulatory violation by Bank or Participants or any of them, which arises out of any disputes between Participants, Bank or any of them or which is the result of the gross negligence or willful misconduct of Bank or a successful suit against the Bank for breach of Bank’s obligations under this Agreement. This indemnity provision shall continue in full force and effect and shall survive not only the making of the Loans and all Advances but shall also survive the repayment of the Loans and the performance of all of Borrower’s other obligations hereunder.

12.6    Notices. Any notice, request, demand, consent, approval, bill, invoice or other communication required or permitted under the Loan Documents (a “notice”) shall be in writing and will be deemed given (a) upon personal delivery or upon confirmed transmission by telecopier and similar facsimile transmission device, (b) on the first Business Day after receipted delivery to a courier service which guarantees next-business-day delivery, or (c) on the day of actual receipt after mailing by United States first class mail, registered or certified, postage prepaid, addressed to the party for whom it is intended at the following addresses:

If to Borrower:

ACT Teleconferencing, Inc.

1658 Cole Blvd., Suite 130

Golden, Colorado 80401

Telecopy No.: (303) 233-0895

Attn: Gavin Thompson

With Copy to:

Faegre and Benson

2500 Republic Plaza

370 Seventeenth Street

Denver, CO 80202

Attention: William J. Campbell, Esq.

Telecopy No.: (303 607-3600

If to Guarantors

ACT Videoconferencing, Inc.

1658 Cole Blvd. Suite 130

Golden, Colorado 80401

Telecopy No.: (303) 233-0895

Attn: Gavin Thompson

ACT Teleconferencing Service, Inc.

1658 Cole Blvd., Suite 130

Golden, Colorado 80401

Telecopy No.: (303) 233-0895

Attn: Gavin Thompson

With Copy to:

Faegre and Benson

2500 Republic Plaza

370 Seventeenth Street

Denver, CO 80202

Attention: William J. Campbell

Telecopy No.:

If to Bank:

Vectra Bank Colorado, National Association

2000 South Colorado Boulevard, Suite 2-1200

Denver, Colorado 80222

Telecopy No.: 720-947-7760

Attention: Steven Griffith

With a copy to:

Gorsuch Kirgis LLP

Tower One, Suite 1000

1515 Arapahoe Street

Denver, Colorado 80202

Telecopy No.: 303-376-5001

Attention: Randall F. Komisarek, Esq.

Any party may change its address or the person designated to receive any notice by giving ten (10) days’ prior written notice of such change to the other parties in the manner above prescribed.

12.7    Non-Business Day: Computation of Time. If any action under the Loan Documents is to occur on a holiday or other day that is not a Business Day, then such action shall occur on the next Business Day. In computing any period of time under the Loan Documents by days, the date of the act, event or default from which the designated period of time begins to run shall not be included but the last day of the period so computed shall be included. If the last day of the period is not a Business Day, the period shall run until the end of the next day that is a Business Day.

12.8    Time of Essence. Time is of the essence of each and every provision of the Loan Documents.

12.9    Exhibits. Exhibits A through E attached to this Loan Agreement are incorporated in and made a part of this Loan Agreement.

12.10    Severability; Titles. This Agreement is intended as the complete integration of understandings between the parties with respect to the matters described in this Agreement, the Loan Documents and documents and instruments described in this Agreement and contains material terms bargained-for by the parties. If any provision of this Loan Agreement or of any other Loan Document securing or executed in connection with this Loan Agreement is, for any reason and to any extent, invalid or unenforceable, then neither the remainder of the Loan Document in which such provision is contained, or the application of the provision to other persons, entities or circumstances, nor any other document referred to in this Loan Agreement, shall be affected by such invalidity or unenforceabiity, and there shall be deemed substituted for the invalid unenforceable provision the most similar provision which would be valid and enforceable under applicable law. The titles of the Sections of this Loan Agreement are for reference purposes only and do not constitute a part of this Loan Agreement. Reference in this Loan Agreement to any Section or subsection shall be to the stated Section or subsection of this Loan Agreement, unless otherwise indicated,

12.11    Counterparts. This Loan Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one agreement.

12.12    Entire Agreement. This Agreement and the other Loan Documents contain the entire agreement between Bank, Borrower and Guarantors with respect to the Loans and supersede and cancel any prior understandings and agreements between Bank, Borrower and Guarantors with respect to the Loans, except as otherwise specifically set forth herein. This Agreement may be modified only by a writing executed by Bank and Borrower.

12.13    Binding Effect. This Loan Agreement shall be binding upon and shall inure to the benefit of Bank, Guarantors and Borrower and their respective successors and permitted assigns.

12.14    Waiver of Jury Trial. Borrower, Guarantors and Bank, each for itself, hereby irrevocably waive, to the fullest extent permitted by law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement, the other Loan Documents or the transactions contemplated thereby.

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IN WITNESS WHEREOF, Borrower, Guarantors and Bank have executed this Loan Agreement as of the day and year first above written.

BORROWER:

ACT TELECONFERENCING, INC., a Colorado corporation

By:	/s/ Gerald Van Eeckhout
Name:	Gerald Van Eeckhout
Title:	Chairman

GUARANTORS: ACT VIDEOCONFERENCING INC., a Minnesota corporation

By:	/s/ Gerald Van Eeckhout
Name:	Gerald Van Eeckhout
Title:	Chairman

ACT TELECONFERENCING SERVICES, INC., a Minnesota corporation

By:	/s/ Gerald Van Eeckhout
Name:	Gerald Van Eeckhout
Title:	Chairman
BANK:

VECTRA BANK COLORADO, NATIONAL ASSOCIATION

By:	/s/ Steven Griffith
Steven Griffith, Senior Vice President